What does a small shareholder do in a PT General Meeting? He/she votes

As a small PT shareholder, it is very unlikely for you to have participated in a General Meeting, perhaps for thinking that the small number of shares you own is not very important in deciding the company’s future. Well, this time your shares are very important.

The upcoming Extraordinary General Meeting is also extraordinary because there is much at stake. Let’s see why:

As you well know, Sonaecom has launched a Public Tender Offer on Portugal Telecom, already approved by the Competition Authority and CMVM.

However, as much as this Sonaecom offer may be in your interest, current PT statutes (in their present form) do not allow you to benefit from it, since shareholder approval is required for the acquisition of more than 10% of the company by Sonaecom and the exercise of voting rights associated to acquired shares is limited.

But the worst thing is, if you fail to attend the PT Extraordinary General Meeting to vote, you will be letting large PT shareholders decide what is best for you, your money and the company of which you are a shareholder.

If you do not want this to happen, if you do not want others to decide for you, if you want to have a say in PT’s future, it is essential to attend the General Meeting, in order to unblock the statutes that prevent this operation. It is important to vote to be heard. It is important to vote to protect your investment.

It is important to vote to be heard. It is important to vote to protect your investment. Be there.

For more information, please call 800 844 613 or visit www.sonae.com

Voting in the General Meeting to unblock PT statutes is essential.

Important Notice

This document relates to the tender offer being made in Portugal (the “Portuguese Offer”) by Sonaecom, SGPS, S.A. (“Sonaecom”) and Sonaecom, B.V. for all ordinary shares and class A shares of Portugal Telecom, SGPS, S.A. (“PT”). The Portuguese Offer is made solely by a prospectus containing and setting out the terms and conditions of the Portuguese Offer (the “Portuguese Prospectus”). PT investors and security holders are urged to read the Portuguese Prospectus regarding the tender offer for PT in Portugal, because it contains important information. The Portuguese Prospectus and certain complementary documentation have been filed in Portugal with the Portuguese Securities Market Commission (Comissão do Mercado de Valores Mobiliários) (the “CMVM”). Free copies of the Portuguese Prospectus are available on the CMVM’s website at www.cmvm.pt. The Portuguese Prospectus is also available from Sonaecom on its website at www.sonae.com. Copies of the Portuguese Prospectus will not be mailed or otherwise distributed in or sent into or made available in the United States.

U.S. persons who hold ordinary shares of PT and holders of American Depositary Shares of PT wherever located may participate the tender offer by Sonae, SGPS, S.A. (“Sonae”), Sonaecom, and Sonaecom, B.V. (together with Sonae and Sonaecom, the “Purchasers”), for PT shares being conducted in the United States. The Purchasers [will file] [have filed] with the United States Securities and Exchange Commission (the “SEC”) a statement on Schedule TO, which includes an offer to purchase and related offer materials for all ordinary shares held by U.S. persons and for PT ADSs held by holders wherever located (collectively, the “Tender Offer Statement”). PT will file a Solicitation/ Recommendation Statement on form Schedule 14D-9 with the SEC. U.S. persons who hold ordinary shares of PT and holders of American Depositary Shares of PT wherever located are advised to read the Tender Offer Statement and the Solicitation/Recommendation Statement because they contain important information. U.S. INVESTORS AND U.S. HOLDERS OF PT SECURITIES AND ALL HOLDERS OF ADSs ARE URGED TO READ THE OFFER TO PURCHASE, THE STATEMENT ON SCHEDULE TO, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY

AMENDMENTS AND SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain free copies of the offer to purchase and related offer materials and the statement on Schedule TO, as well as other relevant documents filed with the SEC, at the SEC’s website at www.sec.gov. The offer to purchase and other transaction-related documents are being mailed to holders of PT securities eligible to participate in the U.S. offer and additional copies may be obtained for free from Innisfree M&A Incorporated, the information agent: 501 Madison Avenue, 20th Floor, New York, New York 10022, Toll Free (888) 750-5834, Banks and Brokers Call Collect (212) 750-5833.

This document does not constitute an invitation to sell or an offer to buy any securities or a solicitation of any vote or approval.

This document may contain forward-looking information and statements about Sonae, Sonaecom, PT or their combined businesses after completion of the proposed U.S. and Portuguese offers, based on the Purchasers’ current expectations or beliefs. Forward-looking statements are statements that are not historical facts. These forward-looking statements may relate to, among other things: management strategies; synergies and cost savings; future operations, products and services; integration of the businesses; market position; planned asset disposal and capital expenditures; net debt levels and EBITDA; and earnings per share growth, dividend policy and timing and benefits of the offer and the combined company. These forward-looking statements are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forwarding-looking statements, including, but not limited to, changes in regulation, the telecommunications industry and economic conditions; the ability to integrate the businesses; obtaining any applicable governmental approvals and complying with any conditions related thereto; costs relating to the offer and the integration; litigation; and the effects of competition. Forward-looking statements may be identified by words such as “believes,” “expects,” “anticipates,” “projects,” “intends,” “should,” “seeks,” “estimates,” “future” or similar expressions. Although these statements reflect our current expectations, which we believe are reasonable, investors and PT shareholders are cautioned that forward-looking information and statements are subject to various risks and uncertainties, many of which are difficult to predict and generally beyond our control, that could cause actual results and developments to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. You are cautioned not to put undue reliance on any forward-looking information or statements. We do not undertake any obligation to update any forward-looking information or statements.